PepsiCo Selects Albert P. Carey As
President & CEO of Frito-Lay North America

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Highly Experienced, 25-Year PepsiCo Executive To Lead Company’s
Most Profitable and Largest North American Business

PURCHASE, NY, June 26, 2006 – PepsiCo announced today that Albert (Al) P. Carey has been named President & Chief Executive Officer of the company’s Frito-Lay North America (FLNA) division.

Carey will lead the $10 billion snack and convenient foods business effective immediately, reporting to PepsiCo Chairman & CEO Steve Reinemund. Frito-Lay is PepsiCo’s most profitable operating division and the company’s largest North American business. Carey succeeds Irene Rosenfeld, who resigned for another opportunity.

Carey, 54, is a highly experienced, 25-year veteran of PepsiCo with nearly 20 years at FLNA. He most recently served as the President of PepsiCo Sales, the corporation’s chief customer officer. In this role he was the architect of PepsiCo’s successful “Power of One” cross-divisional strategy, leveraging the combined strengths and capabilities of all its businesses under a unified approach to customers. Carey’s replacement as President of PepsiCo sales will be named soon.

“Al Carey is recognized industry-wide for his command not only of PepsiCo’s businesses and our strong go-to-market capabilities, but for his passionate commitment to our customers and the consumers they serve, and the thousands of associates who bring PepsiCo to them every day,” said Steve Reinemund.

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In addition to this most recent assignment, Carey has been well tested in a number of key jobs during nearly three decades with the company. Previous roles include: a broad range of positions at Frito-Lay, where he ultimately rose to become Chief Operating Officer; Chief Operating Officer for PepsiCo Beverages & Foods; Senior Vice President of Sales & Retailer Strategies for PepsiCo; and Senior Vice President of Sales for Pepsi-Cola North America.

Carey is an acknowledged developer of talent at PepsiCo. His commitment to encouraging and nurturing associates extends from executives to PepsiCo’s frontline, the people who make, move and sell its array of well-known brands. He instituted and continues to champion PepsiCo’s largest recognition program, called the “Ring of Honor,” which salutes the company’s top frontline salespeople around the world during an annual special awards ceremony at PepsiCo’s global headquarters in New York.

“Throughout his career, Al’s leadership has impacted each of our North American divisions individually, PepsiCo collectively and countless leaders and associates personally. His appointment takes place at a time when PepsiCo’s portfolio of businesses is performing well and has strong momentum. On behalf of all his colleagues, we look forward to the difference Al will now make in Frito-Lay’s business, and on the organization and the people working there,” Reinemund continued.

“It is a tremendous honor to be selected to lead one of the most exciting businesses in the world,” said Carey. “I’m returning home to Frito-Lay, and it will be a privilege to work again with the amazing talent there to deliver the next chapter in the company’s impressive growth story.”

In addition to his PepsiCo duties, Carey is a member of the Board of Trustees at his alma mater, the University of Maryland, and is also on the Dean’s Advisory Council for the Smith School of Business at the University. His industry affiliations include serving on the board of One Sync, the Grocery Manufacturer’s Association initiative for common data synchronization, and on the Advisory Council of Portland State University’s Food Industry Leadership Program. He is married and has four children.

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies, with 2005 annual revenues of more than $32 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker Foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual retail sales.

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